EXHIBIT 10.1

REAL ESTATE
PURCHASE AND SALE AGREEMENT
THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 2, 2015 (the “Effective Date”), is entered into by and between BEDFORD VILLAGE S.A., a Panama corporation, doing business in North Carolina as Bedford Village S.A., Inc. (“Seller”), and GRIFFIN CAPITAL CORPORATION, a California corporation (“Buyer”).
BACKGROUND
Seller desires to sell certain real and personal property as described in this Agreement commonly known as 4535 Enterprise Drive, Northwest at The International Business Park at Concord, located in Cabarrus County, North Carolina, and Buyer desires to purchase the same from Seller in accordance with, and subject to, the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
DEFINED TERMS
1.    For purposes of this Agreement, the following terms shall have the meanings indicated:
1.1     Omitted.
1.2     “Business Day” means a day which is not a Saturday, Sunday or legal holiday recognized by the Government of the United States of America. Furthermore, if any date upon which or by which action is required under this Agreement is a Saturday, Sunday or legal holiday recognized by the Government of the United States of America, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Government of the United States of America. In addition to the foregoing, if the date designated as the Closing Date is a legal holiday recognized by the state or other jurisdiction in which the Closing is to occur or in which the Real Property is located, then the Closing Date shall be the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Government of the United States of America or such state or jurisdiction. Unless the term “Business Day” is used, all references in this Agreement to days or other time periods shall mean calendar days or periods.
1.3     “Closing” means the occurrence of all acts required by this Agreement to transfer record title to the Property from Seller to Buyer and for Buyer to accept and assume title to the Property from Seller.
1.4     “Closing Date” means the Closing of the purchase and sale of the Property which shall occur via overnight mail through the Title Company, on the Business Day that is no later than five (5) days following the end of the Study Period (as defined hereinafter). The parties may mutually agree upon another time, place and date for the Closing.
1.5     “Closing Documents” means all documents described herein that are required to be delivered at the Closing by Seller or Buyer.
1.6     “Contracts” mean all written contracts related to the repair, operation and management of the Property, a current list of which is attached hereto as Exhibit “J”.
1.7     “Deposit” means TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), payable as follows: (i) Buyer shall deliver a certified check, cashier’s check, or wire transfer of current United States federal funds in the amount of $125,000.00 to Escrow Agent within two (2) calendar days following the full execution of this Agreement by Buyer, Seller and Escrow Agent and (ii) Buyer shall deliver a certified check, cashier’s check, or wire transfer of current United States federal funds in the amount of $125,000.00 to Escrow Agent within two (2) calendar days following the expiration of the Study Period to the extent this Agreement is not terminated in accordance with the terms hereof. Upon the request of Buyer, the Deposit shall be held by Escrow Agent in an interest bearing account. The Deposit is non-refundable from after the expiration of the Study Period except as specifically set forth herein. The Deposit will be held by Escrow Agent in conformity with the terms and conditions of this Agreement and in conformity with the Escrow Agreement attached hereto as Exhibit “M”.
1.8     “Effective Date” has the meaning set forth above in the Preamble, which is the date upon which this Agreement is executed by Seller, as evidenced by the insertion of such date below Seller’s signature.
1.9     “Escrow Agent” means Chicago Title Insurance Company, 725 S. Figueroa Street, Suite 200, Los Angeles, California 90017, Attention: Amy D. Hiraheta.
1.10     “Intangible Property” means (i) any and all Leases and Contracts in effect on the Closing Date, (ii) any and all Permits; and (iii) any and all warranties, telephone exchange numbers, trade names, street numbers, marks, other symbols, architectural or engineering plans and specifications, development rights and other general intangibles that relate to the Property.

1.11     “Leases” means any and all leases, tenancy, licenses or other right of occupancy or use for any portion of the Property or any assignment or sublet thereunder, as more particularly described on Exhibit “G” attached hereto.
1.12     “Permits” means any and all licenses, permits, authorizations, certificates of occupancy and other approvals necessary for the current use and operation of the Property.
1.13     “Personal Property” means all furniture, furnishings, fixtures, equipment, and other tangible personal property owned by Seller and presently affixed to and/or located at the Real Property and used in connection with Seller’s management, operation or repair of the Real Property, or replacements of those items permitted under this Agreement.
1.14     “Property” means collectively, the Real Property, the Personal Property and the Intangible Property.
1.15     “Property Information Materials” shall mean any materials delivered to Buyer relating to the Property and delivered prior to and after the execution of this Agreement in conjunction with the transaction contemplated by this Agreement, including, but not limited to, the Title Policy and those items listed on Exhibit “K” hereto.
1.16     “Purchase Price” means FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,500,000.00) payable in accordance with the terms hereof.
1.17     “Real Property” means the real property commonly known as 4535 Enterprise Drive, Northwest at The International Business Park at Concord, located in Cabarrus County, North Carolina, as more fully described on Exhibit “A”, attached hereto and incorporated herewith, including any improvements situated thereon, together with any and all easements, covenants and other rights appurtenant to such real property, including all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, and (ii) all access, air, water, riparian, development, utility, and solar rights.
1.18    “Seller’s Knowledge” or words of similar import, shall mean the current actual knowledge of the principals of the Seller and the knowledge of the property manager, without any obligation to make any further investigation or inquiry regarding the Property, and without obligation to make any investigation of the files, documents or studies in the possession of the property manager or other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, related to or arising out of these representation and warranties.
1.19    “Tenant” means Owens Corning Sales, LLC. Any and all references to “any tenant”, “each tenant” or any or all “tenants” hereunder shall mean Owens Corning Sales, LLC.
1.20     “Terms and Conditions” means the Terms and Conditions of this Agreement.
1.21     “Title Company” means Chicago Title Insurance Company, 725 S. Figueroa Street, Suite 200, Los Angeles, California 90017, Attention: Amy D. Hiraheta.
1.22     “Title Policy” means Lawyers Title Insurance Corporation Owner’s Title Policy, File No. 1000978 dated November 1, 1999.
ARTICLE 2
PURCHASE AND SALE
2.1     Property to be Conveyed. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller, under the terms and conditions set forth in this Agreement, all right, title and interest of Seller in and to the following:
(a)    The Real Property;
(b)    All right, title and interest of Seller in and to the Personal Property; and
(c)    All right, title and interest of Seller in and to the Intangible Property, to the extent transferable by Seller with no additional cost to the Seller and to extent Seller can legally or contractually transfer same.
2.2     Cash Not Included. The Property to be conveyed hereunder specifically excludes all cash on hand in any account held in connection with or otherwise related to the Property, excluding only Tenant Deposits (as such term is defined in the Assignment and Assumption Agreement attached hereto as Exhibit “F”).
ARTICLE 3
PURCHASE PRICE
3.     The Purchase Price is as set forth in Article 1.16.

ARTICLE 4
DEPOSIT
4.     The Deposit is as set forth in Article 1.7.
ARTICLE 5
PAYMENT OF PURCHASE PRICE
5.     The Purchase Price shall be paid by Buyer at Closing as follows:
(a)    The Deposit (and if applicable, any interest accrued thereon) shall be credited against the Purchase Price; and
(b)    Buyer shall deliver to Escrow Agent, for the account of Seller, the balance of the Purchase Price by a certified check, cashier’s check, or wire transfer of current United States federal funds made payable to Escrow Agent, or by wire transfer of current federal funds into a separate, federally insured escrow account maintained for such purpose by Escrow Agent.
ARTICLE 6
PROPERTY INFORMATION MATERIALS
6.1     Delivery of Property Information Materials. Buyer acknowledges receipt of the Property Information Materials, including but not limited to the Title Policy.
6.2     No Seller Representations Regarding Property Information Materials. BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT THE PROPERTY INFORMATION MATERIALS, INCLUDING BUT NOT LIMITED TO THE EXISTING TITLE POLICY, MAY HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER AND THAT EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER OR SELLER’S REAL ESTATE AGENT AND/OR BROKER MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE PROPERTY INFORMATION MATERIALS. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, BUYER SPECIFICALLY RELEASES SELLER, SELLER’S REAL ESTATE AGENT, AND/OR BROKER FROM ALL CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEYS’ FEES WHETHER SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (COLLECTIVELY, “CLAIMS”) ASSERTED AGAINST OR INCURRED BY BUYER BY REASON OF THE INFORMATION CONTAINED IN, OR THAT SHOULD HAVE BEEN CONTAINED IN, THE PROPERTY INFORMATION MATERIALS.
ARTICLE 7
TITLE
7.1     Title/Property Information.
(a)    For the purposes of this Agreement, “good and marketable fee simple title” shall mean such title as is insurable by Title Company, under its standard form of ALTA owner’s policy of title insurance subject only to the following exceptions (hereinafter called the “Permitted Exceptions”): (i) the standard or printed exclusions in the form of owner’s policy of title insurance referenced above; (ii) such matters as would be disclosed by a current and accurate survey and inspection of the Real Property; (iii) the lien for Taxes not due and payable on or before the Closing Date; (iv) zoning ordinances affecting the Property; (v) all easements, covenants, restrictions, reservations, rights-of-way and other similar matters of record as of the date of Seller’s execution of this Agreement; (vi) the state of compliance or non-compliance of the Property, as of the date of Seller’s execution of this Agreement, with any laws, codes, ordinances, rules, regulations or private restrictive covenants applicable to or affecting the Property; (vii) all matters listed on Exhibit “B” attached hereto; (viii) all matters disclosed on any plat of survey prepared at the direction of Buyer; (ix) all matters disclosed by the Property Information Materials and Leases and Contracts not prohibited hereunder and (x) all matters, if any, waived or deemed waived by Buyer pursuant to this Section.
(b)     On or before twenty-one (21) days following the Effective Date, Buyer shall obtain at Buyer’s sole expense from Title Company a title insurance commitment for the Real Property, and give Seller a copy of such title commitment together with written notice of any title objections (the “Title Review Period”). Should Buyer obtain a title commitment, Buyer may reexamine title to the Real Property up to and including the Closing Date and give Seller written notice of any additional objections appearing of record subsequent to the date of Buyer’s initial examination, but Buyer’s failure to specify in its initial notice of title objections any objection appearing of record as of the date of such initial notice shall be deemed to be, and shall constitute, a waiver of any such objection, and such objection shall thereafter constitute a Permitted Exception under this Agreement; and, if Buyer shall fail on a timely basis to examine title to the Real Property or to give Seller such initial notice of title objections, Buyer shall be deemed to have waived all objections appearing of record as of such date, and all such objections shall thereafter constitute Permitted Exceptions under this Agreement.

(c)     Seller shall have a period of six (6) calendar days after receipt of notice of Buyer’s title objections in which to review Buyer’s initial notice of title objections to give Buyer written notice of any valid objections specified therein which Seller does not intend to attempt to satisfy. If Seller gives Buyer such written notice with respect to any objection specified in Buyer’s initial notice of title objections, and if Buyer thereafter does not elect to terminate this Agreement prior to the end of the Study Period pursuant to the terms of Article 8, hereof, Buyer shall be deemed to have waived any objections specified in Buyer’s initial notice of title objections as to which Seller has given Buyer such notice, and any such objection shall thereafter constitute an additional Permitted Exception under this Agreement. Seller shall prior to the Closing Date satisfy all valid objections other than those waived by Buyer pursuant to subsections (b) and (c) of this Section, and, if Seller fails to so satisfy any such valid objections, then, at the option of Buyer, and as its sole and exclusive alternatives and remedies, Buyer may either: (i) terminate this Agreement in which event the Deposit shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void subject to the continuing obligations of the parties expressly set forth herein; or (ii) waive such satisfaction and performance and elect to consummate the purchase and sale of the Property, in which event all unsatisfied objections shall constitute Permitted Exceptions under this Agreement. Notwithstanding the foregoing, in no event shall a Seller Encumbrance constitute a Permitted Exception and Buyer shall have no obligation to object to any Seller Encumbrance. As used herein “Seller Encumbrance” means (i) non-monetary liens and encumbrances voluntarily placed on record against the Property by Seller (and without the written consent of Buyer which consent may be granted or withheld in Buyer’s sole and absolute discretion) after the expiration of the Title Review Period, (ii) any and all monetary liens and security interests voluntarily placed on record against the Property by Seller, whether recorded or placed on record prior to or after the Effective Date, and (iii) any mechanics’ liens recorded after the Effective Date; provided that, any mechanics’ liens recorded after the Effective Date and due to the action or inaction of Buyer shall not be considered a Seller Encumbrance. Seller at its sole cost and expense shall and is hereby obligated to cause to be released at or prior to the Closing all Seller Encumbrances.
7.2.     Buyer’s Remedy for Title Defect. Subject to Seller’s obligation with respect to Seller Encumbrances, Seller shall have no liability to Buyer for any defects in or objections to title or for failure to cure or remove any such defects or objections, and Buyer's sole remedy with respect to any such defect or objection shall be the timely termination of this Agreement pursuant to this Article 7, whereupon Buyer shall receive a return of the Deposit.
7.3    Personal Property; Intangible Property. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO SELLER’S TITLE TO THE PERSONAL PROPERTY OR THE INTANGIBLE PROPERTY.
ARTICLE 8
STUDY PERIOD
8.1    Study Period.
(a)    Buyer shall have a period commencing on the Effective Date and ending at 5:00 p.m. (California Time) on the thirtieth (30th) day following the Effective Date (the “Study Period”) within which to (i) have an ALTA survey of the Property made by a surveyor or engineer, which survey shall be subject to the final approval of Seller which approval will not be unreasonably conditioned, withheld or delayed, (ii) conduct an inspection of the Property, including the right to conduct surveys, appraisal, environmental site assessments, not to exceed a Phase I without the prior written consent of Seller, flood and wetland assessments, traffic and marketing studies, engineering reviews, and for other testing, physical inspections and investigations, zoning verification, and undertaking such other activities as are appropriate or desirable concerning the Property, (iii) interview Travis Perry, the Director of Operations of Owing Corning Sales, LLC, provided that Seller shall have a right to have a representative present during any such tenant interview(s), and (iv) determine, in Buyer’s sole opinion and discretion, the suitability of the Property for acquisition by Buyer or Buyers’ permitted assignee. Buyer shall provide Seller twenty-four (24) hour written notice prior to any visit to the Real Property together with a listing of the names of all parties that will be present and their purpose for being present on the Real Property. The cost and expense of all of the aforesaid items shall be borne solely by Buyer. To the extent Seller has not done so prior to the Effective Date, Seller or Seller’s agent will, from and after the Effective Date, make available (at reasonable times and places or by electronic transmission) for Buyer’s review the Property Information Materials.
(b)    Buyer agrees to indemnify and hold Seller harmless from and against any and all liability, including reasonable attorney fees, arising out of any and all claims as a result of or related to any and all actions taken by Buyer, its agents, employees and independent contractors pursuant to or in furtherance of this Section 8; provided, however that Buyer shall have no obligation to indemnify Seller with respect to Buyer’s mere discovery (as opposed to exacerbation) of pre-existing conditions or issues. Buyer shall provide to Seller prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property certificates of liability insurance insuring Buyer and Seller pursuant to (i) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) for bodily or personal injury or death and (2) property damage insurance in the amount of at least Two Million Dollars ($2,000,000.00).
(c)    DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER DOES NOT MAKE AND HAS NOT AT ANY TIME MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTY, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER

MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY AS TO MATTERS OF TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, LAWS, RULES, REGULATIONS, ORDERS AND REQUIREMENTS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE OR DISPOSAL OF ANY TOXIC OR HAZARDOUS WASTE OR TOXIC, HAZARDOUS OR REGULATED SUBSTANCE), VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, (HEREINAFTER COLLECTIVELY CALLED THE “DISCLAIMED MATTERS”). EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PROPERTY “AS IS”, “WHERE IS”, AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY. WITHOUT IN ANY WAY LIMITING ANY PROVISION OF THIS PARAGRAPH, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER WITH RESPECT TO (i) THE DISCLAIMED MATTERS, (ii) THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT, (iii) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY WITH REGARD TO ANY ENVIRONMENTAL PROTECTION, POLLUTION CONTROL OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, CERCLA, AND (iv) ANY OTHER STATE OF FACTS THAT EXISTS WITH RESPECT TO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE PROPERTY ON THE CLOSING DATE, THE DELIVERY OF THE DEED AND THE PAYMENT OF THE PURCHASE PRICE.
(d)    If the Buyer’s inspections reveal that the conditions at the Property are not suitable to Buyer for any reason or no reason whatsoever, then Buyer, in its sole discretion, may terminate this Agreement upon written notice to Seller on or before the end of the Study Period and be entitled to the return of the Deposit (without action on the part of Seller), and the parties hereto shall have no further liability to each other except any liabilities of Buyer and Seller that expressly continue pursuant to the terms hereof. In the event the transaction contemplated herein is not consummated, for any reason or no reason whatsoever, upon Seller’s written request, Buyer shall promptly deliver to Seller any and all information, studies, reports, surveys, etc. (the “Study Period Information”) accumulated by Buyer during the Study Period which Study Period Information shall become the sole property of Seller provided Seller first reimburses Buyer for the actual invoiced costs or expenses associated with the applicable Buyer information, study, report and/or survey. If the Buyer fails to terminate this Agreement on or before the end of the Study Period, all matters set forth in this Article 8 shall be deemed satisfactory to Buyer.
ARTICLE 9
SELLER RIGHTS
9.     The following shall apply with respect to the period of time elapsing between the Effective Date and the Closing Date:
9.1     Leases. Following the Effective Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed and which consent shall be deemed granted in the event that Buyer fails to respond to a written request for its consent within two (2) Business Days, Seller may not: (a) amend or terminate any Leases; (b) to the extent that the Seller’s consent is required pursuant to the Leases, consent to the assignment of any Leases or subleasing of any of the Property; or (c) enter into any new lease, licenses, or other occupancy agreement of the Property.
9.2     Contracts. Following the Effective Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed granted in the event that Buyer fails to respond to a written request for its consent within two (2) Business Days, Seller may not enter into any contracts affecting the Property.
9.3     Omitted.
9.4    Operation of the Property.
(a)    Following the Effective Date until the Closing Date, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business and consistent with the Seller’s operation, maintenance and repair prior to the Effective Date. Following the Effective Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed and which consent shall be deemed granted in the event that Buyer fails to respond to a written request for its consent within two (2) Business Days, Seller may not make or permit to be made any material alterations to or upon the Property unless the same is expressly permitted or required to be made pursuant to the terms of the Lease (provided, however, Buyer’s consent shall not be required for and Seller shall be able to make repairs or other work of an emergency nature, as required by law, or as required under any Lease, provided that Seller shall notify Buyer of such work as soon as practicable).
(b)    Seller agrees that following the Effective Date until the Closing Date, Seller shall: (i) continue to perform in all material respects its obligations as landlord under the Leases; (ii) not make any commitment or incur any liability to any labor union, through negotiations or otherwise with respect to the Property; and (iii) maintain in full force and effect the Seller’s current insurance for the Property, in substantially the same form as currently maintained.
(c)    Following the Effective Date, Seller shall not, directly or indirectly (i.e., through any representative, agent or otherwise), solicit or entertain offers from any person other than Buyer, related to the acquisition of the Property until the earlier to occur of the following: (i) the date Buyer terminates this Agreement, or (ii) the date Buyer defaults under its obligations hereunder and Seller terminates this Agreement.
(d)     Promptly after receipt, Seller shall provide Buyer with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Buyer, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default given or received by Seller under any of the Leases or Permits or any of the Contracts.
(e)    Seller will advise Buyer promptly of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is filed after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the following are true, accurate and complete as of the Effective Date and as of the Closing Date:
(a)    Seller is duly formed and validly existing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where the Real Property is located. Seller has full legal right, power and authority to execute and fully perform its obligations under this Agreement, without the need for any further action under its governing instruments. The person(s) executing this Agreement and the other documents required hereunder are the duly designated representatives of Seller and are authorized to do so.
(b)    There are no actions, suits or proceedings pending or, to Seller’s Knowledge threatened in writing against Seller which affect title to the Property or pertain to the ownership, use or operation of the Property; or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement.
(c)    Seller has received no written notice from any governmental authority of any pending zoning, building, fire, or health code violations with respect to the Property that have not previously been corrected.
(d)    Exhibit “G” contains a complete listing of all Leases and all amendments and modifications thereto currently in effect with respect to the Real Property. Seller has provided Buyer with true and complete copies of all the Leases and amendments. Except as provided for in the Leases as set forth in Exhibit “G”, there are no outstanding or deferred obligations on the part of the landlord for construction of tenant improvements or rent abatements with respect to the current term of any Lease. The Leases are in full force and effect. Other than as outlined in that certain email from Seller’s broker to Buyer dated February 1, 2015, and Buyer acknowledges its receipt of same, Seller, to its Knowledge, has not received, nor is Seller aware of, any claim from any tenant under the Leases alleging any type of default by the landlord under the Leases that has not been cured or demanding any work that has not been performed or payment from landlord that has not been made.
(e)    Exhibit “H” contains a complete listing of all Contracts. To Seller’s Knowledge, it has provided true and complete copies of all such Contracts to Buyer. There are no unrecorded rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property, other than as provided in the Lease.
(f)    Neither Seller nor, to Seller’s Knowledge, any of its equity owners nor any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
(g)    No bankruptcy, insolvency or reorganization action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s Knowledge, has been threatened in writing, against Seller.

(h)    There are no lease brokerage agreements, leasing commission agreements or other agreements obligating the Seller for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in Exhibit “L” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable by the Seller under the Commission Agreements with respect to the Property have been paid in full or have been assumed by the Tenant.
(i)    As of the date hereof and as may be disclosed in the environmental reports and or/other items identified on Exhibit “K” attached hereto, Seller has received no notices from any governmental authority of any Hazardous Conditions relating to the Property and Seller has not caused any Hazardous Conditions to be created on the Property. As used herein, the “Hazardous Conditions” refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable, relevant, or appropriate under applicable environmental laws. In turn, the term “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, a petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB’s and asbestos.
(j)    Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property owned by Seller.
(k)    To Seller’s Knowledge, there exist no non-recorded or mis-recorded development, cost-sharing, recapture, entitlement or like-kind agreements burdening either Seller or the Property that will survive the Closing of the transactions described by this Agreement.
Seller’s representations and warranties shall remain true and correct at all times during the term of this Agreement and as of Closing. If any of Seller’s representations or warranties shall not be materially true and correct at Closing because a change in facts or circumstances has made the applicable representation or warranty no longer true and correct, then Buyer may, by written notice to Seller and as Buyer’s sole and exclusive remedy, either (i) proceed with the transaction described in this Agreement, accepting the applicable representation or warranty as being modified by the change in facts or circumstances, or (ii) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Deposit shall be returned to Buyer; provided, however, that if the change in facts or circumstances is caused solely by the action of the Seller, and the Buyer terminates this Agreement, the Buyer shall have the other remedies provided for in Section 15.2.
All of the representations and warranties set forth in this Section 10.1 shall survive the Closing Date for a period of six (6) months (“Survival Period”).
10.2     Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the following are true, accurate and complete as of the Effective Date and as of the Closing Date:
10.2.1    Organization. If Buyer is a corporation, partnership, limited liability company, trust, or other type of business organization, then Buyer is duly organized, validly existing and in good standing under the laws of the state in which it was organized.
10.2.2    Authority. Each of the persons executing this Agreement on behalf of Buyer is duly authorized to do so. Buyer has full right and authority to enter into this Agreement and to consummate the transaction described in this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. Neither the execution or the delivery of this Agreement nor the performance of Buyer’s obligations under this Agreement violates, or will violate, any contract or agreement to which Buyer is a party or by which Buyer is otherwise bound.
10.2.3     Litigation. There are no actions, suits, claims or other proceedings pending or, to the best of Buyer’s knowledge, contemplated or threatened in writing against Buyer that could affect Buyer’s ability to perform its obligations when and as required under the terms of this Agreement.
10.2.4 Buyer Experience. Buyer is an experienced real property operator and/or investor and is represented or has had an opportunity to be represented by counsel in connection with this transaction.
All of the representations and warranties set forth in this Section 10.2 shall survive the Closing for the Survival Period.
ARTICLE 11
CONDITION OF PROPERTY; DISCLAIMER; RELEASE OF CLAIMS
11.1     Except as expressly provided for in this Agreement or fraud on the part of the Seller, Buyer hereby releases Seller from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section specifically includes any Claims under any Environmental Laws, under the Americans with Disabilities Act of 1990,

42 U.S.C. §§ 12101 et seq., or with respect to any environmental risk. “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and the laws of the state of North Carolina, as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement. This release shall specifically survive the Closing.
ARTICLE 12
CONDITIONS TO CLOSING
12.1     Buyer’s Conditions. Buyer’s obligation to proceed to Closing on the purchase of the Property is subject to and contingent upon the following conditions, any of which may be waived in writing by Buyer in Buyer’s sole and absolute subjective discretion:
(a)    A final examination of the title to the Real Property by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other title matters approved or deemed approved by Buyer in accordance with this Agreement and the Title Company shall be committed to issue to Buyer a standard 2006 ALTA Extended Coverage Owner’s title insurance policy consistent with the Title Policy subject to the Permitted Exceptions and other title matters approved or deemed by Buyer in accordance with this Agreement.
(b)    Buyer shall have received, on or before the Closing Date, an executed Tenant Estoppel Certificate from Tenant and an executed IRBA Estoppel Certificate in the forms described in Section 13.2.7. Notwithstanding anything contained to the contrary herein, the failure of the Seller to deliver to Buyer the Tenant Estoppel Certificate required by Buyer pursuant to this Section 12.1(b) shall not be a default by Seller under this Agreement, so long as Seller uses commercially reasonable efforts to obtain the Tenant Estoppel Certificate from the Tenant prior to Closing, but such failure shall be grounds for Buyer to terminate this Agreement and receive a refund of the Deposit.
(c)    Seller shall have delivered each of the Closing Documents required to be delivered under Section 13.2 of this Agreement.
(d)    Seller shall not be in material breach of any of covenants it has made in this Agreement. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
(e)    The entirety of the Property is leased to the Tenant under the lease described on Exhibit “G” attached hereto, and the Tenant is in occupancy of all of the building thereon, and is then current in the payment of full rent and reimbursables or receiving rent abatements (for which Seller is compensating Buyer), and all tenant improvement allowances and/or leasing commissions for any Lease shall have been fully paid and discharged or assumed by Tenant (or credited to Buyer at Closing) and there shall not then exist any default under any Lease either on the part of Seller as landlord or Tenant.
12.2    Failure of a Condition. In the event that any of the conditions set forth in Section 12.1 are not satisfied on or before the Closing Date, Buyer may elect in its sole discretion to (i) terminate this Agreement, (ii) waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller, or (iii) extend the Closing Date up to an additional ten (10) days to enable Seller to satisfy any remaining conditions, in which event Seller shall diligently pursue the satisfaction thereof during such extended period. In the event of such termination, the Deposit shall be returned to Buyer and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination.
ARTICLE 13
CLOSING; DELIVERIES AT CLOSING
13.1    Location of Closing. Closing on the transaction described in this Agreement shall take place via overnight mail through the Title Company, or such other location on which Seller and Buyer may mutually agree.
13.2     Seller Closing Deliveries. At Closing, Seller shall deliver the following (duly executed by or on behalf of Seller and, if appropriate, acknowledged or notarized):
13.2.1    A notice of transfer of the Real Property addressed to the tenants under any Leases in effect as of the Closing Date, in substantially the form of Exhibit “C” or such other form as may be required by applicable law (“Notice to Tenants”).
13.2.2    A Special Warranty Deed in substantially the form of Exhibit “D” (“Deed”).

13.2.3     A Bill of Sale in substantially the form of Exhibit “E” (“Bill of Sale”).
13.2.4     An Assignment and Assumption Agreement in substantially the form of Exhibit “F” (“Assignment and Assumption Agreement”).
13.2.5     An Owner Affidavit and Lien Waiver to the Title Insurance Company, the terms of which shall be at the sole and absolute discretion of Seller.
13.2.6     A calculation of required withholdings pursuant to Section 1445(a) and (f)(3) of the Internal Revenue Code of 1986, as amended, which affidavit shall be in such form as may be prescribed by federal regulations and as approved by Seller’s accountants and Buyer.
13.2.7 A Tenant Estoppel Certificate in substantially the form attached hereto as Exhibit “H” (the “Tenant Estoppel”); provided, however, Seller’s failure to do so shall: (i) not constitute a default but shall be a condition to Buyer’s obligation to close as set forth herein and (ii) only entitle Buyer to the return of its Deposit should Buyer terminate this Agreement.
13.2.8     An Estoppel Certificate in substantially the form attached hereto as Exhibit “I” (the “IBPA Estoppel Certificate”); provided, however, Seller’s failure to do so shall: (i) not constitute a default but shall be a condition to Buyer’s obligation to close as set forth herein and (ii) only entitle Buyer to the return of its Deposit should Buyer terminate this Agreement.
13.2.9    A Settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in Section 14 of this Agreement or otherwise agreed upon by Seller and Buyer (the “Settlement Statement”).
13.2.10 As to any warranties for materials and workmanship (e.g. roof, HVAC, parking lot-including by way of illustration and not limitation, the roof warranty for materials and workmanship), if any in Seller’s possession or control, copies thereof and, to the extent assignable, an original transfer of such warranties assented to by the material and/or service provider.
13.2.11 Originals (or if originals are not available, complete copies) within possession of all Leases, Licenses, Contracts and Permits and tenant correspondence files (except to the extent subject to an attorney-client privilege) and copies of any keys to any and all improvements in the possession or subject to the control of seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
13.3     Buyer Closing Deliveries. At Closing, Buyer shall deliver the following (duly executed by Buyer and, if appropriate, acknowledged or notarized):
13.3.1     Written instructions to the Escrow Agent to release the Deposit for disbursement to Seller;
13.3.2     The balance of the Purchase Price and other funds sufficient to pay all Closing and other costs and all adjustments required to be paid by Buyer under this Agreement;
13.3.3     The Bill of Sale executed by Buyer;
13.3.4     The Assignment and Assumption Agreement executed by Buyer; and
13.3.5     The Settlement Statement.
13.4     Additional Deliveries. At Closing, Seller and Buyer shall each execute and deliver all other documents reasonably necessary to consummate the transaction described in this Agreement, including a Settlement Statement setting forth the charges, adjustments and credits to each party.
13.5     Recordation of Documents; Delivery of Notices to Tenants. At Closing, Title Company shall record among the appropriate public records, all documents to be recorded, disburse all funds, and deliver all original documents and copies thereof, in accordance with the local custom then prevailing in the jurisdiction in which Closing occurs; provided, however, that disbursement of the funds due Seller shall be made no later than immediately after the Deed is accepted by the applicable governmental authorities for recordation. Promptly after Closing, the Title Company shall deliver the Notices to Tenant, including all courtesy copies thereof.
ARTICLE 14
COSTS, TAXES AND ADJUSTMENTS
14.1     Seller Costs. At Closing, Seller shall pay (a) the costs of releasing all Seller Encumbrances and the costs of recording such releases, (b) the costs of any and all transfer, excise, revenue or document tax associated with the recordation of the Deed and (c) all other costs to be paid by Seller under the provisions of this Agreement. Seller shall be responsible for the payment of its own attorneys’ fees.

14.2     Buyer Costs. At Closing, Buyer shall pay (a) all costs of securing financing, if applicable, for the purchase of the Property, including preparation of all documentation relating thereto, (b) the costs of recording the Deed in the appropriate public record registry, (c) costs and fees due to the Title Company related to a search of the property and the issuance of a Commitment for Title Insurance, the cost of an Owner’s Policy of Title Insurance, the cost of any endorsements or affirmative insurance, and any lender’s title insurance policies, (d) fees related to updates of any existing surveys provided by Seller as well as any fees for new ALTA surveys prepared for Buyer, (e) all other costs to be paid by Buyer under the provisions of this Agreement, and (f) escrow and other closing costs of Escrow Agent not otherwise contemplated herein. Buyer shall be responsible for the payment of its own attorneys’ fees.
14.3     Apportionment of Property Income and Expenses. To the extent scheduled to be paid on or prior to the Closing Date, all rent due by Tenant, whether paid or unpaid by Tenant, under the Lease (the “Rents”) shall be prorated as of the Apportionment Time (as defined below). Buyer shall remit to Seller any Rents received by Buyer subsequent to Closing which are identified by the payor as, or otherwise clearly attributable to periods prior to Closing within ten (10) Business Days from Buyer’s receipt of such Rents, together with appropriate supporting documentation. Seller shall remit to Buyer any Rents received by Seller subsequent to Closing which are attributable to periods from and after Closing within ten (10) Business Days from Seller’s receipt of such Rents, together with appropriate supporting documentation. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Los Angeles, California time on the date immediately prior to the Closing Date.
14.4    Taxes. All general and state-specific real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year's tax bill. Notwithstanding the foregoing, Taxes shall not be prorated with respect to any Tenant which under its Lease is obligated to pay Taxes directly to the applicable taxing authority.
14.5    Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases or licensees are responsible directly to the provider, shall be prorated as of the Apportionment Time. Notwithstanding the foregoing, utility charges shall not be prorated with respect to any Tenant which under its Lease pays all utilities to the applicable utility provider.
14.6    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate the Seller’s insurance coverage with respect to the Property and Buyer will affect its own insurance coverage.
14.5    Brokerage or Leasing Commissions; Compensation. Seller shall be liable for any and all brokerage or leasing commissions owed by Seller and not assumed by Tenant pursuant to the Leases, rental abatements, base building and/or construction costs and other similar compensation and costs due any party (including Tenant) prior to the Closing Date in connection with the Leases assumed by Buyer at Closing; provided, that Seller shall not be liable for any commissions and other compensation as may be due in connection with any post Closing extensions or amendments of the Leases or new leases entered into by the Buyer.
14.6    Survival. The provisions of this Section 14 shall survive Closing for the Survival Period.
ARTICLE 15
DEFAULT
15.1    Buyer’s Default.
15.1.1    If Buyer fails to close on the purchase of the Property on the Closing Date, then Seller may terminate this Agreement by giving notice of such termination to Buyer and Seller shall be entitled to receive the Deposit as liquidated damages as Seller’s sole and exclusive remedy for Buyer’s failure to close. If Seller does so terminate this Agreement, then Escrow Agent shall pay the Deposit to Seller.
15.1.2    If Buyer is in default of one or more of Buyer’s obligations under this Agreement other than a failure to timely close, then Seller may give notice to Buyer (with a copy to Escrow Agent) specifying the nature of the default. Buyer shall have five (5) Business Days after receiving that notice, within which to cure that default. If Buyer fails to cure that default within that period, then Seller’s sole remedy for such default shall be to terminate this Agreement by giving notice of such termination to Buyer (with a copy to Escrow Agent) and receive the Deposit as liquidated damages. If Seller does so terminate this Agreement, then Escrow Agent shall pay the Deposit to Seller.
15.1.3     SELLER AND BUYER AGREE THAT PAYMENT OF THE DEPOSIT TO SELLER UNDER SECTION 15.1.1 and 15.1.2 SHALL BE AS LIQUIDATED DAMAGES AND NOT AS A PENALTY.
15.2    Seller’s Default.
15.2.1     If Seller is in default of Seller’s obligations under this Agreement, then, in order to have any rights or remedies with respect thereto, Buyer shall give notice specifying the default to Seller (with a copy to Escrow Agent). Seller shall have ten (10) days after receiving that notice within which to respond to the notice. If Seller fails to cure the default within the applicable period, then

Buyer shall have the right, exercisable only by giving notice to Seller (with a copy to Escrow Agent) within five (5) Business Days after the applicable period, to (i) cause Escrow Agent to return the Deposit to Buyer and (ii) except as limited herein, request reimbursement from Seller of the reasonable out-of-pocket expenses actually incurred by Buyer solely in connection with this Agreement from the Effective Date until notice of Seller’s default, not to exceed $50,000.00 within ten (10) days after Seller receipt of Buyer’s invoice and supporting documentation. Alternatively, Buyer shall have the right to seek specific performance or other equitable relief allowable under applicable law. To the extent specific performance is not available due to intentional acts of Seller, Buyer shall have the right to seek damages allowable under applicable law.
15.2.2    If Buyer does not duly notify Seller of the default or does not duly give Seller a notice of termination hereunder in each case as more particularly contemplated in Section 15.2.1, then (i) the default shall be treated as waived by Buyer, and (ii) at Closing (if any), Buyer shall accept the Property subject to the default without any reduction in the Purchase Price and without any Claims against Seller on account of the default.
15.2.3    If Seller timely cures the default or if the default is treated as waived, then the Closing Date shall be the later of (i) five (5) days after such cure or waiver, or (ii) the date that would otherwise be the Closing Date under the terms of this Agreement.
15.2.4 If any of the representations and warranties of Seller made hereunder or in any other document delivered in connection with this Agreement by Seller should be false in any material respect when made or Seller is in breach or default of any covenant, representation or warranty under this Agreement or any document executed and delivered by Seller at Closing, and Buyer shall first become aware of same after the Closing Date, then Buyer shall give Seller written notice (with a copy to the Escrow Agent) of such material false representation, warranty or breach or default prior to the expiration of the Survival Period and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, then Buyer shall have the right to bring an action against Seller for the actual damages suffered by Buyer due to such material false representation, warranty, breach or default. Notwithstanding anything to the contrary contained herein, if Closing shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights at Closing in further limitation), the aggregate liability of Seller arising pursuant to or in connection with this Section 15.2.4 shall not exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Maximum Liability Amount”).
15.2.5    At the Closing, Seller shall deposit with Escrow Agent a portion of the Purchase Price in an amount equal to the Maximum Liability Amount (herein referred to as “Escrowed Funds”), and Escrow Agent shall maintain such Escrowed Funds in escrow in conformity with the terms and conditions of this Agreement and in conformity with the Escrow Agreement attached hereto as Exhibit “N”.  No third party shall have a lien on, or other rights to, such account or the funds therein, other than Buyer’s contractual rights under this Section 15.2.5.  The provisions of this Section 15.2.5 shall survive Closing hereunder for the Survival Period.
ARTICLE 16
CONDEMNATION
If Seller has or obtains actual knowledge of any pending or threatened condemnation proceedings or actions during the pendency of this Agreement, then Seller shall notify Buyer promptly. If on or prior to the Closing Date any portion of the Property shall be taken or condemned pursuant to any governmental or other power of eminent domain, any written notice of such a taking or condemnation shall be issued by any governmental authority having the power of eminent domain, or any proceeding for such a taking or condemnation shall be instituted by any governmental authority having the power of eminent domain (collectively, “Taking”) and as a result thereof Buyer would be substantially prevented from continuing the existing use of the Property (including a Taking that prevents access to the Property or reduces the amount of parking at the Premises, or otherwise provides that any tenant may permanently reduce the rent payable under any Lease as a result thereof), then Buyer shall have the right, exercisable only by giving notice to Seller (with a copy to Escrow Agent) within fifteen (15) days after receiving Seller’s notice of the Taking, to terminate this Agreement. If Buyer duly exercised the right to terminate this Agreement, then Buyer’s sole remedy shall be to receive a return of the Deposit. If Buyer does not duly exercise the right of termination, then Buyer shall have no further right to object to the Taking. If Buyer shall not have the right to terminate this Agreement under the foregoing provisions of this Section on account of a Taking or if Buyer shall have waived any objection (or shall have no further right to object) to a Taking under this Section, then, at Closing (a) Buyer shall accept the Property subject to the Taking, (b) the Purchase Price shall be reduced by the amount of any award theretofore received by Seller with respect to the Taking, and (c) Seller shall assign to Buyer all of Seller’s rights to any and all awards not theretofore made or paid with respect to the Taking.
ARTICLE 17
RISK OF LOSS
Except for reasonable wear and tear, Seller shall bear the risk of all loss, destruction and damage to the Property by any casualty that occurs during the period from the Effective Date to and including the earlier of (a) recordation of the Deed, or (b) midnight of the last day of Closing. In the event of any material loss, destruction or damage to or of the Property or any part or portion thereof by reason of fire or other casualty prior to Closing (including material loss, destruction or damage that prevents access to the Property or reduces the amount of parking at the Premises, or otherwise provides that any tenant may permanently reduce the rent payable under any Lease as a result thereof), Buyer shall have the option to either (i) terminate this Agreement by delivery of written notice to Seller (with a copy of such notice to Escrow Agent) and receive a prompt refund of the Deposit, or (ii) to close without adjustment in the Purchase Price and to receive from Seller an assignment of all related insurance or other proceeds or awards and a credit for any temporary rent reductions available to Tenants under the Leases. As used in this Section 17, the term “material” shall mean any damage or destruction to the Property which cannot be fully repaired by Seller prior to the Closing Date. Such option must be exercised by Buyer by delivery of written notice to Seller no later than fifteen (15) days following the occurrence of the event which causes the loss or damage. If no such notice is timely given, Buyer shall be deemed to have elected to close without adjustment in price and to receive an assignment of all insurance proceeds. If the Closing Date falls within the said fifteen (15) day notice period, the Closing Date shall be extended to the fifth (5th) Business Day following the expiration of said fifteen (15) day period.
ARTICLE 18
BROKERS
18.1     Representations Regarding Brokers. Seller represents and warrants that it has engaged CBRE, INC. as its real estate broker and/or agent in connection with the transaction described in this Agreement and shall be solely liable and responsible for such commission. Buyer represents and warrants that it has not engaged any real estate broker and/or agent in connection with the transaction described in this Agreement. Seller represents and warrants to Buyer that Seller has not dealt with any other real estate broker, agent or finder in connection with the transaction described in this Agreement, except as listed herein.
18.2     Breach of Representations Regarding Brokers. Either party guilty of a breach of their individual representation and warranty made in this section shall indemnify the other party for any claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees for commissions resulting from or arising out of such party’s actions in violation of this representation and warranty. These warranties shall survive the Closing.
ARTICLE 19
SURVIVAL
None of the provisions of this Agreement shall survive Closing, except those provisions specifically stated herein and only for such time periods as specifically stated herein.
ARTICLE 20
ASSIGNMENTS OF THIS AGREEMENT
Buyer shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall be entitled to assign its rights in, to and under this Agreement to an Affiliate of Buyer, Griffin Capital Essential Asset REIT Inc. (“Griffin REIT I”), Griffin Capital Essential Asset REIT II Inc. (“Griffin REIT II”), and/or any entity wholly owned by either Griffin REIT I or Griffin REIT II; in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller, (b) the assignee executes and delivers an assignment and assumption agreement in which such assignee assumes all of Buyer's rights, duties and obligations under this Agreement, (c) such assignment will not release Buyer from its primary obligation for the payment and performance of any and all obligations of Buyer pursuant to this Agreement, and (d) Buyer and any assignee, by accepting assignment of this Agreement, expressly agrees to defend and indemnify Seller from any litigation arising out of the assignment. “Affiliate” shall mean with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, fifty-one percent (51%) or more of the stock having ordinary voting power in the election of directors of such Person or partnership or membership interests, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and partners. The term “Person” or “person” shall mean shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
ARTICLE 21
NOTICES
21.1     Mode of Delivery of Notices; Addresses. All notices, waivers, demands, requests and other communications required or permitted by this Agreement (collectively, “Notices”) shall be in writing and given as follows by (a) personal delivery, (b) established overnight commercial courier with delivery charges prepaid or duly charged, (c) registered or certified mail, return receipt requested, first class postage prepaid or (d) by electronic mail with a confirmation copy delivered by another method set forth in this Section 21.1. All Notices shall be addressed to the applicable addresses for Seller, Buyer and Escrow Agent set forth below their respective signatures, or to any other address or addressee as any party entitled to receive Notices under this Agreement shall designate, from time to time, by Notice given to the others in the manner provided in this Article 21. Notices shall be deemed “given” upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day; it being expressly agreed and understood that in the case of electronic mail, such notice shall be deemed “given” upon the date such electronic mail is sent to the applicable addresses entitled to receive Notices under this Agreement.
ARTICLE 22
MISCELLANEOUS
22.1    TIME IS OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT.
22.2    Attorneys’ Fees. In any litigation or other legal proceeding which may arise by or among Seller and Buyer, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and court costs in any such litigation or legal proceeding.
22.3    Intentionally Omitted.
22.4    Right to Waive Conditions. Either party may waive any of the provisions of the Agreement made for such party’s benefit, provided that such waiver is in writing and signed by the waiving party.
22.5    Binding Effect. All of the provisions of this Agreement shall be binding upon, and inure to the benefit of, the applicable parties and their respective heirs, legal representatives, successors and assigns.
22.6     Partial Invalidity. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
22.7     Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Property. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to the Property, this Agreement, or the transaction described in this Agreement, except as set forth in this Agreement.
22.8     Modifications. This Agreement may not be modified orally or in any manner, except by an agreement in writing signed by Seller and Buyer (or their respective successors in interest) and, if and to the extent Escrow Agent is to be bound thereby, by Escrow Agent.
22.9     NO RECORDATION. NEITHER SELLER NOR BUYER SHALL BE ENTITLED TO RECORD THIS AGREEMENT OR A MEMORANDUM OR OTHER NOTICE OF THIS AGREEMENT AMONG THE LAND OR CHATTEL RECORDS OF ANY JURISDICTION. THIS SECTION IS A SPECIFIC DIRECTIVE TO THE OFFICIALS OF THE APPLICABLE JURISDICTION(S) NOT TO RECORD THIS AGREEMENT OR A MEMORANDUM OR OTHER NOTICE OF THIS AGREEMENT.
22.10    Further Assurances. In addition to the obligations required to be performed under this Agreement by Seller and Buyer, Seller and Buyer shall perform, at Closing or from time to time thereafter, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to consummate the transaction described in this Agreement. However, Seller need not satisfy or comply with any condition or requirement that may be imposed by any title insurance company other than the Title Company.
22.11     Headings. The headings used in this Agreement are for reference and convenience only, and shall not enter into the interpretation of this Agreement.
22.12     Exhibits. All Exhibits to this Agreement shall be treated as incorporated herein by reference and made a material part hereof.
22.13     Rule of Construction. Buyer and Seller have each read and fully understand the terms of this Agreement, and each has had the opportunity to have this Agreement reviewed by its own counsel. The rule of construction providing that ambiguities in an agreement shall be construed against the party drafting the same shall not apply.
22.14     Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties under this Agreement shall be determined in accordance with the laws of the state of North Carolina, without regard to the application of choice of law principles.
22.15    No Third Party Beneficiary. This Agreement is solely for the benefit of Buyer and Seller. No other person or entity is entitled to the benefit of or may enforce any of the provisions of this Agreement, except where expressly provided herein to the contrary.

22.16    Multiple Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one document.
22.17    Confidentiality.
(a)    Except as provided otherwise in this Section 22.17, Buyer and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Buyer respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Buyer shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Buyer shall keep strictly confidential all information (including the Property Information Materials) relating in any way to the Property or any portion thereof.
(b)    It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Buyer or Seller from sharing information relating to the Property, on a confidential basis with such respective party’s key employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, joint venture partners, or potential lenders (as applicable to either Seller or Buyer, the “Representatives”), as the case may be. Further, and notwithstanding anything to the contrary set forth above, Buyer or any sponsored entity of Buyer and Seller may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission).
(c)    Buyer shall indemnify and hold Seller and Seller’s Affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Buyer and Buyer’s Affiliates, employees, officers and directors, and its joint venture partners harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and caused by a breach by Buyer or Seller, as the case may be, or their respective Representatives, of the provisions of Section 22.17; but this Section 22.17 will not entitle either Buyer or Seller or any other person or entity, to recover punitive, consequential or incidental damages.
(d)    In addition to any other remedies available to Seller and Buyer, Seller and Buyer shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 22.17.
(e)    Notwithstanding any other provision of this Agreement, the provisions of Section 22.17 shall survive the termination of this Agreement.
ARTICLE 23
1031 LIKE KIND EXCHANGES
23.1     Seller’s Like-Kind Exchange. If Seller desires to effect a tax-deferred exchange in connection with the sale of the Property, Buyer agrees to cooperate in effecting such exchange. Buyer acknowledges and agrees that such exchange may be made by Seller directly or by certain members of Seller or parties related to such members. Buyer shall execute such additional documents, at no cost to Buyer, as may be required or necessary to give effect to this provision.
23.2     Buyer’s Like-Kind Exchange. If Buyer desires to effect a tax-deferred exchange in connection with the sale of the Property, Seller agrees to cooperate in effecting such exchange. Seller acknowledges and agrees that such exchange may be made by Buyer directly or by certain members of Buyer or parties related to such members. Seller shall execute such additional documents, at no cost to Seller, as may be required or necessary to give effect to this provision.
ARTICLE 24
3-14 AUDIT
Seller shall provide to Buyer, at Buyer's expense, copies of, or shall provide Buyer access to, such operating statements with respect to the Property as may be reasonably requested by Buyer prior to the Closing Date, and in the possession or control of Seller, or its accountants, to enable Buyer (or its Affiliates) to prepare a property level review (“Operating Statements”).  Such information shall include, if available, an income statement and balance sheet data for the Property for a period beginning January 1 of the year prior to closing the acquisition through Closing, if available. Without limiting the generality of the foregoing, (i) Buyer or its designated independent accountant (Ernst and Young or any successor accounting firm) may review Seller's Operating Statements of the Property, at Buyer's expense, and Seller shall provide such documentation, if in Seller’s possession, as Buyer or its accountant may reasonably request in order to perform such review (provided that in each instance where the Buyer may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the accountant to verify information contained in the financial statements of the Property; provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of, or reasonably obtainable by, Seller, at no cost to Seller, and in the format that Seller have maintained such records (and further subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above), and further, in no event shall Seller be required to deliver to Buyer, or allow Buyer access to, any information that Seller deems privileged or proprietary.  Furthermore, any information or documentation provided by Seller to Buyer pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof.  Buyer shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Article 24, and such reimbursement obligation shall survive the termination of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, Buyer has signed and delivered this Agreement as its own free act and deed.

WITNESS/ATTEST:		BUYER:

/s/ Carla Corry		GRIFFIN CAPITAL CORPORATION, a California corporation
Print name: Carla Corry
	By:	/s/ Robert Corry
	Name:	Robert Corry
	Its:	Managing Director, Acquisitions

Address for Notices to Buyer:

c/o Griffin Capital Corporation
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245
Attention: Robert Corry
Email: rcorry@griffincapital.com

with a copy to:

Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, IL 60015
Attention: Mary Higgins, Esq.
E-mail: mhiggins@griffincapital.com

with a copy to:

Dickstein Shapiro LLP
1825 Eye Street NW
Washington, DC 20006
Attention: Jason R. Eig, Esq.
E-mail: eigj@dicksteinshapiro.com

IN WITNESS WHEREOF, Seller has signed and delivered this Agreement as its own free act and deed.

WITNESS/ATTEST:		SELLER:

/s/ William J. Andreoni		BEDFORD VILLAGE S.A., a Panama corporation
Print name: William J. Andreoni
	By:	/s/ Stephanie Andreoni
	Name:	Stephanie Andreoni
	Its:	Assistant Secretary

Address for Notices to Seller:

Bedford Village, S.A.
1499 West Palmetto Park Road, Suite 204
Boca Raton, FL 33486
Attention: Stephanie Andreoni
Facsimile: (561) 338-7483
Email: sandreoni@nolimgroup.com

with a copy to:

Elkins, P.L.C.
201 St. Charles Avenue
Suite 4400
New Orleans, LA 70170
Attention: Shawn J. Richard
Facsimile: (504) 529-7163
Email: srichard@elkinsplc.com

IN WITNESS WHEREOF, Escrow Agent has signed and delivered this Agreement for the limited purposes set forth herein.

WITNESS/ATTEST:		ESCROW AGENT:

[illegible]		CHICAGO TITLE COMPANY
Print name:
	By:	/s/ Amy D. Hiraheta
	Name:	Amy D. Hiraheta
	Its:	VP, Sr. Escrow Officer

Address for Notices to Escrow Agent:

Chicago Title Insurance Company
725 S. Figueroa Street
Suite 200
Los Angeles, California 90017
Attention: Amy D. Hiraheta
Email: amy.hiraheta@ctt.com